CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan of X-Rite, Incorporated of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and X-Rite, Incorporated and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated and subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 21, 2006